Exhibit 99.1



 Superior Essex Inc. Reports Strong Revenue Growth and Profitability Gains in
                          the Second Quarter of 2004

    ATLANTA, July 29 /PRNewswire-FirstCall/ -- Superior Essex Inc.
(OTC Bulletin Board: SESX.OB), one of the largest wire and cable companies in North America, today reported revenues of $357 million and net income of $2.0 million, or $0.12 per share, for the quarter ended June 30, 2004. Net income for the quarter included $1.8 million ($1.1 million or $0.07 per diluted share after tax) in restructuring items and charges associated with its recent acquisition of Belden's communications cable assets.
    "We have reported impressive and profitable results for the second consecutive quarter," noted Stephen M. Carter, Chief Executive Officer of Superior Essex Inc. "Our core businesses achieved copper adjusted revenue growth of 15% compared to the second quarter of 2003. While this growth did include one month of incremental revenues from the Belden asset acquisition, copper adjusted revenues excluding this impact still expanded more than 10% for the quarter. More importantly, this revenue growth was combined with solid profitability and improving cash flows."

    Financial Results Presentation
    Superior Essex Inc. ("Superior Essex" or the "Company") was incorporated in 2003, and on November 10, 2003 acquired the assets and businesses formerly conducted by Superior TeleCom Inc. ("Superior TeleCom") through a Plan of Reorganization under Chapter 11 of the Bankruptcy Code. Superior TeleCom's historical results for the three and six month periods ended June 30, 2003 are being presented along with the results of Superior Essex for the same periods in 2004. The historical financial results of Superior TeleCom are not necessarily comparable with the financial results of Superior Essex due to the adoption by Superior Essex of "fresh-start" reporting and the significant change in capital structure resulting from the Plan of Reorganization.

    Second Quarter and Year-to-Date Financial Results
    For the quarter ended June 30, 2004, Superior Essex reported revenues of $357 million, compared to revenues of $249 million reported by Superior TeleCom in the second quarter of 2003. The increase in revenues included the impact of higher copper prices in 2004 compared to 2003. Adjusted to a constant cost of copper, second quarter 2004 revenues grew 17.4% compared to the second quarter of 2003. On a sequential basis, second quarter 2004 copper adjusted revenues increased 16.8% over the first quarter of 2004.
    Net income for the second quarter of 2004 was $2.0 million or $0.12 per share. Net income included $1.8 million ($1.1 million or $0.07 per diluted share after tax) in restructuring items and other charges which are identified in the table below. Adjusted EBITDA for the 2004 second quarter was $17.5 million as compared to $16.7 million in the prior year second quarter and $13.8 million in the 2004 first quarter. Operating income (including restructuring items and other charges) was $10.9 million in the 2004 second quarter as compared to $8.4 million in the 2003 second quarter.
    For the six months ended June 30, 2004, Superior Essex reported revenues of $659 million, compared to $498 million reported by Superior TeleCom in the first six months of 2003. Adjusted to a constant cost of copper, revenues increased 8.9% for the 2004 six month period as compared to the prior year six month period.
    Net income for the first six months of 2004 was $3.4 million or $0.20 per diluted share. Net income included $2.8 million ($1.6 million or $0.11 per diluted share after tax) in restructuring items and other charges. Adjusted EBITDA for the 2004 six month period was $31.3 million as compared to Adjusted EBITDA of $29.9 million for the first six months of 2003. Operating income in the 2004 six month period (including restructuring items and other charges) was $18.5 million as compared to $9.6 million for the 2003 six month period.
    Restructuring items and other charges incurred for the three and six month period ended June 30, 2004 were as follows:

    Belden Transaction:
     * Accelerated depreciation of equipment to be idled as a result of equipment acquired from Belden (classified in "cost of goods sold") - $0.3 million for the June 30, 2004 three month period

     * Plant employee training costs for acquisition-related production capacity expansion (classified in "cost of goods sold") - $0.7 million for the June 30, 2004 three month period

    Other: Financial restructuring costs and loss on early extinguishment of debt - $0.8 million and $1.9 million for the June 30, 2004 three and six month periods, respectively

    Business Segment Operating Results
    The Communications Cable segment ("Communications" segment) reported 2004 second quarter revenues of $131 million, a 40.7% increase over second quarter 2003 revenues of $93 million. On a copper adjusted basis, 2004 second quarter revenues increased 26.5% as compared to the second quarter of 2003, and for the 2004 six month period increased 20.7% versus the comparable period of 2003.
    The Company estimates that 2004 second quarter sales included approximately $15 million in revenues associated with the Belden asset acquisition subsequent to the June 1st completion of this transaction. Excluding acquisition-related revenues, sales in the Communications segment increased approximately 12% on a copper-adjusted basis in the 2004 second quarter and 13% for the first six months of 2004.
    The Communications segment second quarter results reflected revenue gains in all three product lines (outside plant (OSP) copper cable, fiber optic cable, and copper premise wire and cable), including approximately 33% copper-adjusted growth in copper premise and fiber optic wire and cable revenues.
    The Magnet Wire and Distribution segment (or "Magnet Wire" segment) reported 2004 second quarter revenues of $153 million, compared to revenues of $120 million in the second quarter of 2003. The Magnet Wire segment achieved its second consecutive quarter of comparative revenue growth, with copper-adjusted revenues increasing in the June 2004 quarter by 6.9% compared to the second quarter of 2003. For the 2004 six month period, copper adjusted revenues grew by 3.5% versus the comparable period in 2003. Second quarter results reflected continued strength in the Company's distribution subsidiary, Essex Brownell, as well as a modest rebound in demand from the first quarter of 2004 with the Company's industrial OEM customers.
    The Copper Rod segment reported revenues of $73 million in the 2004 second quarter, representing a copper adjusted increase of 29% as compared to the 2003 second quarter. For the 2004 six month period, copper adjusted revenues increased approximately 2% as compared to 2003. The 2004 second quarter revenue increase was due to a significant scaleback in demand in the prior year second quarter from the Company's principal copper rod customer.

    Debt, Capital Structure and Liquidity
    The Company reported total debt at June 30, 2004 of $312 million and net debt (debt net of cash and cash equivalents) of $299 million. This compares with net debt of $224 million at March 31, 2004. The increase in debt was a result of approximately $83 million in acquisition funding (including transaction and transitional costs) for the purchase of Belden's communications assets as well as approximately $5 million in underwriting and legal expenses associated with financing transactions.
    As previously reported, in April 2004 the Company completed a $257 million offering of 9% Senior Notes with the proceeds used to fund the Belden transaction and to redeem $145 million in 9.5% Senior Notes. Excluding the purchase price and other costs associated with the Belden transaction, and the underwriting, legal and placement fees associated with the Senior Notes offering, the Company achieved positive cash flow and net debt reduction in the 2004 second quarter.
    Net working capital (accounts receivable and inventories, net of payables) increased by $30 million during the second quarter, which increase included approximately $38 million in inventories acquired in the Belden transaction and approximately $15 million in incremental accounts receivable from acquisition-related revenues. Excluding these acquisition-related items, the Company achieved net working capital reductions during the quarter, driven by among other items the positive impact of restoration of certain vendor credit arrangements.
    The Company's total debt at June 30, 2004 included $49 million outstanding on its revolving credit facility as compared to $71 million at March 31, 2004. As a result of reduced borrowings on the revolving credit facility and an expanded collateral base, the Company had in excess of $120 million in cash and available liquidity under its revolving credit facility at June 30, 2004, up from $66 million at March 31, 2004.

    Stephen Carter's CEO Comments
    Commenting on second quarter results, Stephen M. Carter, Chief Executive Officer of Superior Essex, noted "we are extremely pleased with the financial results achieved in the second quarter, including strong organic revenue growth in each of our core businesses, the successful completion and initial transition of Belden's North American communications assets and business, and completion of our Senior Notes Offering that provides the long-term capital base to support our current and future growth prospects."
    "From a top line perspective, our results reflect the impact of a strengthening general economy as well as improving conditions in both our Communications and Magnet Wire end market sectors."
    "As noted earlier, this top line growth was accompanied by increasing profitability, as we reported both year-over-year and sequential quarter growth in Adjusted EBITDA. This was achieved despite the impact in the second quarter of certain transitory copper pricing issues in our Communications segment that negatively affected results. Additionally, the results included only a one month benefit from the acquired Belden assets, at reduced incremental profit margins as we work through purchased inventory. In our Magnet Wire segment, we generated strong profitability gains, both on a year-over-year and sequential quarter basis, on the strength of growing revenues, particularly in our Essex Brownell division."
    "We generated sequential quarter net income growth despite the factors mentioned above affecting our Communications segment profitability as well as the negative impact of approximately $1.5 million (pre-tax) in higher interest costs from the Senior Notes Offering for the interim period between completion of the financing and the funding of the Belden transaction."
    "With regard to the Belden transaction, the integration of Belden's customer base has proceeded largely as we expected, and I am pleased with our success in serving our new customers through this initial transition period."
    "Turning to our balance sheet, while our debt levels increased during the second quarter due to funding the Belden transaction, on a pro forma basis we did generate positive cash flow, reflecting overall profitability and our successful efforts in managing net working capital. We are aggressively striving to reduce the inventory levels purchased from Belden, and we continue to be successful in expanding relationships with our principal vendors and suppliers."

    Outlook
    "We are increasingly confident in the strength of our core businesses and the underlying market demand for our products, and we expect to continue to see favorable revenue comparisons through 2004. Compared to the second quarter of 2004, we expect third quarter revenues to improve resulting in part from a full quarter benefit of the Belden transaction, which will be offset somewhat by the modest seasonal downturn that we typically see in our core businesses."
    "From a profitability perspective, near term incremental margins associated with revenues generated from the Belden transaction will be lower as we work through purchased inventory. However, by the 2004 fourth quarter, we would expect to begin achieving incremental margins on these additional revenues that are significantly higher than what we realize on our existing business."
    "Given these and other factors, we currently expect to achieve sequential quarter growth in copper adjusted revenues, Adjusted EBITDA, and net income in the third quarter of 2004."

    Analyst Call Information
    Superior Essex will host an analyst call at 10 a.m. (ET), July 30, 2004. During the call, the Company will discuss earnings results and will provide general business updates.
    The dial-in number for financial analysts is 800-540-0559. To participate, please dial in a few minutes before the scheduled time. The media and the public are invited to listen to the call at www.superioressex.com .
    A replay of the call will be available through August 3, 2004 by dialing 800-283-4593 or 402-220-0872. A webcast replay will also be archived for a limited period on the Company's website at www.superioressex.com .

    About Superior Essex
    Superior Essex Inc. is one of the largest North American wire and cable manufacturers and among the largest wire and cable manufacturers in the world. Superior Essex manufactures a broad portfolio of wire and cable products with primary applications in the communications, magnet wire, and related distribution markets. The Company is a leading manufacturer and supplier of copper and fiber optic communications wire and cable products to telephone companies, distributors and system integrators; a leading manufacturer and supplier of magnet wire and fabricated insulation products to major original equipment manufacturers (OEM) for use in motors, transformers, generators and electrical controls; and a distributor of magnet wire, insulation, and related products to smaller OEMs and motor repair facilities. Additional information can be found on the Company's website at www.superioressex.com .
    Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, general economic, business and industry trends, spending reductions by the telephone industry, intense competition, risks in product and technology development, market acceptance of new products and continuing product demand, production and timing of customer orders, the impact of competitive products and pricing, changes in short-term interest rates and foreign exchange rates, the migration of magnet wire demand to China, fluctuations in the supply and pricing of copper and other principal raw materials, a significant level of indebtedness, our ability to operate within the framework of our revolving credit facility and senior notes, our ability to successfully complete and integrate our acquisition of assets from Belden and identify, finance and integrate other acquisitions; and other risk factors detailed in Superior Essex's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2003.


    Superior Essex Inc.
    Consolidated Income Statements (1)
    Three Months Ended June 30
    ($ in millions, except per share data)

                                    Superior Essex Inc. Superior TeleCom Inc.
                                    Three months ended   Three months ended
                                           6/30/04             6/30/03

    Net sales                                       $357.3            $248.8
    Cost of sales (3)                                323.7             218.8

    Gross profit                                      33.6              30.0
    Operating expenses:
      Selling, general and administrative             22.3              21.0
      Restructuring items and other charges            0.4               0.6
      Total operating expenses                        22.7              21.6

    Operating income                                  10.9               8.4
    Other income (expense):
      Interest expense                                (7.1)             (2.3)
      Early extinguishment of debt                    (0.4)               -
      Other, net                                      (0.1)              0.1
      Total other income (expense)                    (7.6)             (2.2)
    Income before reorganization items,
     income taxes and distributions on
     preferred securities                              3.3               6.2
    Reorganization items (2)                            -                1.8
    Income tax expense                                (1.3)             (0.3)
    Distributions on preferred securities               -               (1.1)

    Net income                                        $2.0              $6.6

    Earnings per common share
      Basic                                          $0.12             $0.30
      Diluted                                        $0.12             $0.30

    Shares used for computation (000s)
      Basic                                         16,516            21,845
      Diluted                                       16,622            21,845

    (1) Pursuant to a Plan of Reorganization under Chapter 11 of the Bankruptcy Code, Superior TeleCom Inc. was dissolved as of November 10, 2003. All existing common shares were cancelled and the assets were sold to Superior Essex Inc., a newly formed company. Superior Essex Inc. financial results reflect the issuance of new debt and equity securities in accordance with Superior TeleCom Inc.'s Plan of Reorganization, and the application of fresh-start reporting. Superior Essex Inc.'s financial results are therefore not comparable with those of Superior TeleCom Inc.

    (2) Reorganization items for the three months ended 6/30/03 consist of the following:
        Professional fees                                            $(5.8)
        Adjustment to pre-petition liabilities                         2.0
        Deferred debt issue costs                                      0.3
        Settlement of pre-petition liabilities                         5.0
        Other                                                          0.3
           Total                                                      $1.8


    (3) Included in cost of sales for the three months ended June 30, 2004 are $0.9 million in transition costs related to the Company's June 1, 2004 acquisition of certain North American communications cable assets of Belden, Inc.


    Superior Essex Inc.
    Consolidated Income Statements (1)
    Six Months Ended June 30
    ($ in millions, except per share data)

                                     Superior Essex Inc. Superior TeleCom Inc.
                                      Six months ended     Six months ended
                                           6/30/04              6/30/03

    Net sales                                       $659.2            $498.3
    Cost of sales (3)                                596.0             442.2

    Gross profit                                      63.2              56.1
    Operating expenses:
      Selling, general and administrative             43.2              41.7
      Restructuring items and other charges            1.5               4.8
      Total operating expenses                        44.7              46.5
    Operating income                                  18.5               9.6

    Other income (expense):
      Interest expense                               (12.0)            (23.0)
      Early extinguishment of debt                    (0.4)               -
      Other, net                                      (0.1)             (0.1)
      Total other income (expense)                   (12.5)            (23.1)
    Income (loss) before reorganization
     items, income taxes and distributions on
     preferred securities                              6.0             (13.5)
    Reorganization items (2)                            -              (33.0)
    Income tax (expense) benefit                      (2.6)              2.1
    Distributions on preferred securities               -               (5.0)

    Net income (loss)                                 $3.4            $(49.4)

    Earnings (loss) per common share
      Basic                                          $0.21            $(2.27)
      Diluted                                        $0.20            $(2.27)

    Shares used for computation (000s)
      Basic                                         16,508            21,783
      Diluted                                       16,607            21,873

    (1) Pursuant to a Plan of Reorganization under Chapter 11 of the Bankruptcy Code, Superior TeleCom Inc. was dissolved as of November 10, 2003. All existing common shares were cancelled and the assets were sold to Superior Essex Inc., a newly formed company. Superior Essex Inc. financial results reflect the issuance of new debt and equity securities in accordance with Superior TeleCom Inc.'s Plan of Reorganization, and the application of fresh-start reporting, including in certain instances, new cost bases and depreciation bases for the assets acquired from Superior TeleCom Inc.

    (2) Reorganization items for the six months ended 6/30/03 consist of the following:
        Professional fees                                               $(6.8)
        Adjustment to pre-petition liabilities                          (27.0)
        Write-off deferred debt issue costs                              (3.5)
        Settlement of pre-petition liabilities                            5.0
        Other                                                            (0.7)
           Total                                                       $(33.0)

    (3) Included in cost of sales for the six months ended June 30, 2004 are $0.9 million in transition costs related to the Company's June 1, 2004 acquisition of certain North American communications cable assets of Belden, Inc.


    Superior Essex Inc.
    Consolidated Balance Sheets
    ($ in millions)

                                             June 30, 2004 December 31, 2003
    ASSETS

    Current assets:
      Cash and cash equivalents                      $12.5             $10.6
      Accounts receivable, net                       151.6             100.9
      Inventories, net                               162.9             119.8
      Other current assets                            17.4              23.3
        Total current assets                         344.4             254.6
    Property, plant and equipment (net of
     accumulated depreciation)                       239.5             223.3
    Other assets                                      41.2               9.0
        TOTAL ASSETS                                $625.1            $486.9

    LIABILITIES AND STOCKHOLDERS' EQUITY

    Current liabilities:
      Short-term borrowings                          $49.7             $42.7
      Accounts payable                                61.0              35.9
      Accrued expenses                                56.7              58.2
        Total current liabilities                    167.4             136.8
      Long-term debt                                 262.1             157.0
    Other long-term liabilities                       28.0              29.2
        Total liabilities                            457.5             323.0

    Stockholders' equity                             167.6             163.9

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $625.1            $486.9

    Financial Measures and Key Operating Metrics

    We use certain operating and financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. A non-GAAP financial measure is defined as a numerical measure of a company's financial performance, financial position or cash flows that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

    Due to the recent increases in copper costs (more than 60% in the first six months of 2004 compared to the first six months of 2003) and the resulting impact on reported revenues, the Company is providing supplemental, non-GAAP sales comparisons at a constant cost of copper ($0.80 COMEX cost per pound) to aid in analyzing period-to-period revenues.

    Earnings before interest, taxes, depreciation and amortization, or "EBITDA", is a performance metric we use and which is used by other companies. Management believes that EBITDA is a useful adjunct to net income and other measurements under GAAP because it is a meaningful measure of a company's performance, as interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness, capital purchasing practices and interest rates. We have included below a presentation of the GAAP financial measure most directly comparable to EBITDA, which is net income.

    EBITDA as used by the Company may not be comparable to a similarly titled measure of another company.

    The Company also uses the term "Adjusted EBITDA." Adjusted EBITDA excludes costs incurred in connection with the reorganization of Superior TeleCom, non-cash compensation expenses and transition costs associated with acquisitions. The Company believes this measure is useful in analyzing the underlying operating performance of the Company before the impact of these costs. EBITDA and Adjusted EBITDA also assist management in evaluating operating performance and are sometimes used to evaluate performance for executive compensation. We have included a reconciliation of EBITDA to Adjusted EBITDA.

    EBITDA and Adjusted EBITDA are supplements to GAAP financial information and should not be considered an alternative to, or more meaningful than, net income (loss), loss from continuing operations or operating income
    (loss) as determined in accordance with GAAP. EBITDA and Adjusted EBITDA have distinct limitations as compared to GAAP information such as net income (loss), loss from continuing operations or operating income (loss). By excluding interest and income taxes for example, it may not be apparent that both represent a reduction in cash available to the Company. Likewise, depreciation and amortization, while non-cash items, represent generally the decreases in the value of assets that produce revenue for the Company. By excluding the costs of the Superior TeleCom restructuring and certain transition costs related to acquisitions in Adjusted EBITDA, it may not be apparent that these costs represent a reduction in cash available to the Company. Management compensates for these limitations by using the GAAP results in conjunction with these other measures.

    The following terms used in this press release have the following meanings:
      "EBITDA" is operating income adding back depreciation and amortization. "Adjusted EBITDA" is EBITDA, adding back all costs and charges in connection with Superior TeleCom's financial restructuring, transition costs related to acquisitions, and non-cash compensation expenses and other charges.
      "Copper adjusted revenues" means revenues adjusted to a constant $0.80/lb COMEX cost of copper.


    Superior Essex Inc.
    Supplemental Financial Information (1)
    Three Months Ended June 30, 2004 and June 30, 2003
    ($ in millions)
                                     Superior Essex Inc. Superior TeleCom Inc.
                                     Three months ended   Three months ended
                                          6/30/04              6/30/03

    Net sales
    Communications Cable                            $131.0             $93.1
    Magnet Wire and Distribution                     153.1             120.1
    Copper Rod                                        73.2              35.6
                                                    $357.3            $248.8

    Net sales, copper price adjusted (2)
    Communications Cable                            $119.8             $94.6
    Magnet Wire and Distribution                     132.1             123.6
    Copper Rod                                        49.1              38.0
    Net sales, copper price adjusted                 301.0             256.2
      Constant cost of copper adjustment              56.3              (7.4)
      Net sales (GAAP)                              $357.3            $248.8

    Adjusted EBITDA
    EBITDA (3)                                       $16.0             $15.7
    Add back:
      Restructuring items and other charges            0.4               0.6
      Transition costs associated with acquisition
       (included in cost of sales)                     0.6                -
      Other                                            0.5               0.4
                                                     $17.5             $16.7

    Adjusted EBITDA by segment
    Communications Cable                              $9.4             $10.4
    Magnet Wire and Distribution                      10.9               8.8
    Copper Rod                                         0.2               -
    Corporate                                         (3.0)             (2.5)
                                                      $17.5            $16.7

    (1) Pursuant to a Plan of Reorganization under Chapter 11 of the Bankruptcy Code, Superior TeleCom Inc. was dissolved as of November 10, 2003. All existing common shares were cancelled and the assets were sold to Superior Essex Inc., a newly formed company. Superior Essex Inc. financial results reflect the issuance of new debt and equity securities in accordance with Superior TeleCom Inc.'s Plan of Reorganization, and the application of fresh-start reporting, including in certain instances, new cost bases and depreciation bases for the assets acquired from Superior TeleCom Inc.

    (2) Adjusted to a constant $0.80 COMEX copper cost per pound

    (3) The reconciliation from net income to EBITDA is as follows:

    Net income                                        $2.0              $6.6
    Add back:
      Distributions on preferred securities             -                1.1
      Income tax expense                               1.3               0.3
      Reorganization items                              -               (1.8)
      Total other expense                              7.6               2.2
    Operating income                                 $10.9              $8.4
      Add back depreciation                            5.1               7.3
    EBITDA                                           $16.0             $15.7


    Superior Essex Inc.
    Supplemental Financial Information (1)
    Six Months Ended June 30, 2004 and June 30, 2003
    ($ in millions)
                                     Superior Essex Inc. Superior TeleCom Inc.
                                      Six months ended     Six months ended
                                           6/30/04             6/30/03

    Net sales
    Communications Cable                            $221.6            $168.1
    Magnet Wire and Distribution                     299.5             244.1
    Copper Rod                                       138.1              86.1
                                                    $659.2            $498.3

    Net sales, copper price adjusted (2)
    Communications Cable                            $207.1            $171.6
    Magnet Wire and Distribution                     259.6             250.9
    Copper Rod                                        92.1              90.7
    Net sales, copper price adjusted                $558.8            $513.2
      Constant cost of copper adjustment             100.4             (14.9)
      Net sales (GAAP)                              $659.2            $498.3

    Adjusted EBITDA
    EBITDA (3)                                       $28.4             $24.4
    Add back:
      Restructuring items and other charges            1.5               4.8
      Transition costs associated with
       acquisition (included in cost of sales)         0.6                -
      Other                                            0.8               0.7
                                                     $31.3             $29.9

    Adjusted EBITDA by segment
    Communications Cable                             $15.6             $16.2
    Magnet Wire and Distribution                      20.5              19.1
    Copper Rod                                         1.1              (0.1)
    Corporate                                         (5.9)             (5.3)
                                                     $31.3             $29.9

    (1) Pursuant to a Plan of Reorganization under Chapter 11 of the Bankruptcy Code, Superior TeleCom Inc. was dissolved as of November 10, 2003. All existing common shares were cancelled and the assets were sold to Superior Essex Inc., a newly formed company. Superior Essex Inc. financial results reflect the issuance of new debt and equity securities in accordance with Superior TeleCom Inc.'s Plan of Reorganization, and the application of fresh-start reporting, including in certain instances, new cost bases and depreciation bases for the assets acquired from Superior TeleCom Inc.

    (2) Adjusted to a constant $0.80 COMEX copper cost per pound

    (3) The reconciliation from net income to EBITDA is as follows:

      Net income                                      $3.4             $(49.4)
      Add back:
        Distributions on preferred securities           -                 5.0
        Income tax expense (benefit)                   2.6               (2.1)
        Reorganization items                            -                33.0
        Total other expense                           12.5               23.1
      Operating income                               $18.5               $9.6
        Add back depreciation                          9.9               14.8
      EBITDA                                         $28.4              $24.4

SOURCE  Superior Essex Inc.
    -0-                             07/29/2004
    /CONTACT: Hank Pennington, Director of Investor Relations of Superior Essex Inc., +1-770-657-6246/
    /Web site:  http://www.superioressex.com /
    (SESX)

CO:  Superior Essex Inc.; Belden Inc.
ST:  North Carolina, Arizona
IN:  TLS
SU:  ERN CCA MAV